UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 21, 2017 (March 20, 2017)

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-14956	98-0448205
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

2150 St. Elzéar Blvd. West, Laval, Quebec, Canada H7L 4A8
(Address of principal executive offices) (Zip Code)

(514) 744-6792

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Senior Secured Notes Offering

On March 21, 2017, Valeant Pharmaceuticals International, Inc. (the “Company”) completed its previously announced offering (the “notes offering”) of $1.25 billion aggregate principal amount of its 6.50% senior secured notes due 2022 (the “2022 notes”) and $2.0 billion aggregate principal amount of 7.00% senior secured notes due 2024 (the “2024 notes” and together with the 2022 notes, the “notes”).

The notes were offered in the United States and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The notes have not been and will not be registered under the Securities Act or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

The net proceeds of the notes offering, together with the proceeds from a new series F-3 tranche B term loan (detailed below) in connection with the Company’s previously announced refinancing and amendment of its existing credit agreement (the “Credit Agreement”) and cash on hand, were used to repay certain loans outstanding under the Company’s credit facilities and to repurchase up to $1.1 billion principal amount of the Company’s outstanding 6.75% Senior Notes due 2018 (the “2018 Notes”) and to pay related fees and expenses.

The Senior Secured Notes Indenture

The notes were issued pursuant to the indenture, dated as of March 21, 2017 (the “notes indenture”), between the Company, the guarantors named therein, The Bank of New York Mellon, as trustee and the notes collateral agents party thereto.

Interest and Maturity

Pursuant to the notes indenture, the 6.50% senior secured notes will mature on March 15, 2022 and the 7.00% senior secured notes will mature on March 15, 2024. Interest on the notes will be payable semi-annually in arrears on each March 15 and September 15. Interest on the notes will accrue from and including March 21, 2017 or else the most recent interest payment date to which interest had been paid or duly provided for to but excluding the date on which such interest is paid.

Guarantees and Collateral

The notes will initially be guaranteed by each of the Company’s subsidiaries that is a guarantor under the Credit Agreement and under the Company’s existing senior unsecured notes (the “Existing Senior Notes”) (together, the “Note Guarantors”). The notes and the guarantees will be senior obligations and will be secured, subject to permitted liens and certain other exceptions, by the same first priority liens that secure the Company’s obligations under the Credit Agreement.

Ranking

The notes and the guarantees will rank equally in right of payment with all of the Company’s and the Note Guarantors’ respective existing and future unsubordinated indebtedness and senior to the Company’s and the Note Guarantors’ respective future subordinated indebtedness. The notes and the guarantees will be effectively pari passu with the Company’s and the Note Guarantors’ respective existing and future indebtedness secured by a first priority lien on the collateral securing the notes and effectively senior to the Company’s and the Note Guarantors’ respective existing and future indebtedness that is unsecured, including the Existing Senior Notes, or that is secured by junior liens, in each case to the extent of the value of the collateral. In addition, the notes will be structurally subordinated to (x) all liabilities of any of the Company’s subsidiaries that do not guarantee the notes and (y) any of the Company’s debt that is secured by assets that are not collateral.

Redemption

The 2022 notes will be redeemable at the option of the Company, in whole or in part, at any time on or after March 15, 2019, at the redemption prices applicable to the 2022 notes as set forth in the notes indenture.

The 2024 notes will be redeemable at the option of the Company, in whole or in part, at any time on or after March 15, 2020, at the redemption prices applicable to the 2024 notes as set forth in the notes indenture.

In addition, the Company may redeem some or all of the 2022 notes prior to March 15, 2019 at a price equal to 100% of the principal amount thereof plus a “make-whole” premium. Prior to March 15, 2019, the Company may redeem up to 40% of the aggregate principal amount of the 2022 notes using the proceeds of certain equity offerings at the redemption price set forth in the notes indenture.

In addition, the Company may redeem some or all of the 2024 notes prior to March 15, 2020 at a price equal to 100% of the principal amount thereof plus a “make-whole” premium. Prior to March 15, 2020, the Company may redeem up to 40% of the aggregate principal amount of the 2024 notes using the proceeds of certain equity offerings at the redemption price set forth in the notes indenture.

Upon the occurrence of a change of control (as defined in the notes indenture), unless the Company has exercised its right to redeem all of the notes of a series as described above, holders of the notes of such series may require the Company to repurchase such holder’s notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the purchase date applicable to such notes.

Certain Covenants

The notes indenture contains covenants that limit the ability of the Company and any of its restricted subsidiaries (as such term is defined in the notes indenture) to, among other things:

•    incur or guarantee additional indebtedness;

•    make certain investments and other restricted payments;

•    create liens;

•    enter into transactions with affiliates;

•    engage in mergers, consolidations or amalgamations; and

•    transfer and sell assets.

Events of Default

The notes indenture also provides for customary events of default.

The foregoing summary of the notes indenture is not complete and is qualified in its entirety by reference to the full and complete text of the notes indenture, a copy of which is attached as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Credit Agreement Amendment

On March 21, 2017, Amendment No. 14 to the Credit Agreement (the “March 2017 amendment”) became effective.

The March 2017 amendment provided for the repayment of the Company’s tranche A term loans, series C-2 tranche B term loans, series D-2 tranche B term loans and series E-1 tranche B term loans. A new series of term loans was established as the series F-3 tranche B term loans, which will be deemed a single tranche with the Company’s existing series F tranche B term loans, and shall have terms identical to such series. The initial principal balance of the series F-3 tranche B term loans is approximately $3.06 billion. The Credit Agreement provides for the maturity of all series F tranche B term loans April 1, 2022.

The amortization rate for all series F tranche B term loans (including the newly established series F-3 tranche B term loans) was increased from 1.00% per annum to 5.00% per annum. The Company may direct that prepayments be applied to such amortization payments in order of maturity.

Following the consummation of the March 2017 amendment and the notes offering, the outstanding principal balance under the Credit Agreement consists of approximately $6.917 billion of series F tranche B term loans and approximately $525 million of revolving loans.

The March 2017 amendment removed the financial maintenance covenants with respect to the term loans. The March 2017 amendment also reduced the interest coverage ratio maintenance covenant under the Credit Agreement to 1.50:1.00 beginning in the fiscal quarter ending March 31, 2017 through the fiscal quarter ending March 31, 2019, with the interest coverage ratio maintenance covenant increasing to 1.75:1.00 for any quarter ending June 30, 2019 and thereafter. The secured leverage ratio maintenance covenant was increased to 3.00:1.00 beginning in the fiscal quarter ending March 31, 2017 through the fiscal quarter ending March 31, 2019, with the secured leverage ratio financing covenant decreasing to 2.75:1.00 for any fiscal quarter ending June 30, 2019 and thereafter. These financial maintenance covenants will apply only with respect to revolving loans and can be waived or amended without the consent of the term loan lenders under the Credit Agreement.

Certain financial definitions were also amended, including the definition of “Consolidated Adjusted EBITDA”. Modifications to Consolidated Adjusted EBITDA included, among other things: (i) modifications to permit the Company to add back extraordinary, unusual or non-recurring expenses or charges (including certain costs of, and payments of, litigation expenses, actual or prospective legal settlements, fines, judgments or orders, subject to a cap of $500 million in any twelve month period, of which no more than $250 million may pertain to any costs, payments, expenses, settlements, fines, judgments or orders, in each case, arising out of any actual or potential claim, investigation, litigation or other proceeding that the Company did not publicly disclosed on or prior to the effectiveness of the March 2017 amendment, and subject to other customary limitations), and (ii) modifications to allow the Company to add back expenses, charges or losses actually reimbursed or for which the Company reasonably expects to be reimbursed by third parties within 365 days, subject to customary limitations.

The March 2017 amendment also provides increased flexibility for the Company to, among other things, incur indebtedness and liens, consummate acquisitions and make other investments, including relaxing certain limitations imposed by prior amendments.

The Company paid each existing series F tranche B term loan lender and each revolving lender that consented to Amendment No. 14 a fee equal to 0.25% of the aggregate principal amount of outstanding series F tranche B term loans and revolving commitments, as applicable, held by such lender. The Company paid a fee to each series F-3 tranche B term loan lender a fee equal to 0.25% of the aggregate principal amount of such series F-3 tranche B term loans funded on the closing date of the March 2017 amendment.

The foregoing summary of the March 2017 amendment is not complete and is qualified in its entirety by reference to the full and complete text of the March 2017 amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

Tender Offer

On March 20, 2017, the Company issued a press release announcing the results as of the early participation date of its previously announced tender offer for its 2018 Notes. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)

Exhibit Number	Description
4.1	Indenture, dated as of March 21, 2017, by and among Valeant Pharmaceuticals International, Inc., the guarantors party thereto, The Bank of New York Mellon, as trustee and the notes collateral agents party thereto.
10.1	Amendment No. 14 to Third Amended and Restated Credit and Guaranty Agreement, dated as of March 21, 2017, by and among Valeant Pharmaceuticals International, Inc., the guarantors party thereto and Barclays Bank PLC, as administrative agent.
99.1	Press release announcing the early results of the tender offer for the 6.75% Senior Notes due 2018, dated March 20, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2017

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:	/s/ Paul S. Herendeen
Paul S. Herendeen
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
4.1	Indenture, dated as of March 21, 2017, by and among Valeant Pharmaceuticals International, Inc., the guarantors party thereto, The Bank of New York Mellon, as trustee and the notes collateral agents party thereto.
10.1	Amendment No. 14 to Third Amended and Restated Credit and Guaranty Agreement, dated as of March 21, 2017, by and among Valeant Pharmaceuticals International, Inc., the guarantors party thereto and Barclays Bank PLC, as administrative agent.
99.1	Press release announcing the early results of the tender offer for the 6.75% Senior Notes due 2018, dated March 20, 2017.